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                              SECRETARY CERTIFICATE

I, Craig A. Hawley, being the duly elected, qualified and acting Secretary of Jefferson National Life Insurance Company (the "Company"), certify that attached hereto as EXHIBIT A is a true and complete copy of resolutions establishing the name of the Company's two new separate accounts, duly adopted by the Board of Directors of the Company on October 2, 2003 and such resolutions have not been amended, modified, rescinded or revoked and are in full force and effect as of the date of this Certificate.


                         /S/ Craig A. Hawley                 4/23/04
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                         Craig A. Hawley,                    Date
                         Secretary


[Corporate Seal]

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                                    EXHIBIT A

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NOW, THEREFORE, BE IT RESOLVED, that, in connection with the offer and sale of two new individual fixed and variable annuity products by the Company, the following separate accounts be established pursuant to the Texas Insurance Code:

                    Jefferson National Life Annuity Account J
                    Jefferson National Life Annuity Account K

FURTHER RESOLVED that the officers of the Corporation are authorized and directed to take such further actions as in such officers' judgment are necessary or desirable to fully carry out the intent and accomplish the purposes of the foregoing resolutions.